1. The Lessee shall not assign the whole of the Premises without the prior written consent of the Lessor such consent not to be unreasonably refused subject to the provisions contained in the next succeeding paragraphs.

2. The refusal of such consent will be reasonable if on the ground (whether or not with other grounds) that any one or more of the following circumstances exist.

2.1 That in the reasonable opinion of the Lessor the use to which the proposed assignee intends to put the Premises and/or trading profile of the proposed assignee is unsuitable for the Premises or the building of which the Premises form a part.

2.2 That in the reasonable opinion of the Lessor the proposed Assignee (taken together with any additional security offered or required) is not a person who is likely to be able to comply with the covenants on the part of the Lessee contained in this Underlease and to continue to be able to comply with them following the Assignment,

3. Clause 2 of this Schedule shall operate without prejudice to the right of the Lessor to refuse such consent on any other proper ground or grounds where such refusal would be reasonable given all the circumstances.

4. It will be reasonable for any one or more of the following conditions to be attached to any consent:-

4.1 A requirement that the assigning lessee execute as a Deed and deliver to the Lessor prior to the assignment in question an authorised guarantee agreement (as defined in and for the purposes of Section 16 of the Landlord & Tenant (Covenants) Act 1995) in such form as the Lessor shall reasonably require.

4.2 If the Lessor reasonably so requires on an assignment to a limited company a requirement that not more than two Directors of the Company or some other guarantor or guarantors reasonably acceptable to the Lessor are provided to execute in favour of the Lessor and deliver to the Lessor prior to the assignment in question a Deed of Covenant in respect of the obligations on the part of the proposed assignee to pay the rent and other sums reserved by this Underlease and to observe and perform the covenants on the part of the Lessee herein contained in a form reasonably acceptable to the Lessor.

4.3 If the Lessor reasonably so requires given all the circumstances a requirement that the proposed assignee enters prior to the assignment into such reasonable rent deposit arrangements and/or provides such additional security for performance by the proposed assignee of its obligations under this lease as the Lessor may reasonably and properly require.

5. Clause 4 of this Schedule shall operate without prejudice to the right of the Lessor to impose further conditions upon a grant of consent where such in position would be reasonable in all the circumstances.

SIGNED AS A DEED                    )
by the Lessor in the                )
presence of                         )








THE COMMON SEAL                     )
of the Lessee was hereunto          )
affixed in the presence of          )

                                 LEASE AGREEMENT

     THIS LEASE AGREEMENT made this 1st day of April 2000, by and between Versluis Shoreline, Ltd. of 3535 Plainfield, NE, Grand Rapids, MI 49525, hereinafter referred to as "Landlord" and ROGUE RIVER SOFTWARE, INC. of 1350 N. Lake Store Dr/#315 Chicago, IL 60610 , hereinafter referred to as "Tenant"

                                   WITNESSETH

         1. PREMISES. Landlord hereby leases to Tenant and Tenant hereby agrees to lease and rent the following described premises located at 5250 Northland Dr. Grand Rapids, MI, consisting of approximately 2218 square feet, upon the terms and conditions herein contained.

         2. TERM. The term of this Lease Agreement shall be for twelve (12) months commencing on April 1, 2000 and ending March 31, 2001.

         3. RENT. Tenant does hereby covenant and agree to pay rent for the said premises according to the following schedule:

         a. Two Thousand One Hundred and 00/100 Dollars ($2,100.00) per month commencing April 1, 2000 and ending March 31, 2001.

         Such rent shall be paid to the Landlord on the first (1st) day of each month, in advance, throughout the term hereof, in lawful currency, at such place as the Landlord may from time to time designate in writing.

         DEPOSIT. Landlord acknowledges receipt of Four Thousand Two Hundred and 00/100 Dollars ($4,200.00) from Tenant which sum shall be held without interest by Landlord as a deposit. Upon acceptance of this Lease, said deposit shall belong to Lessor and shall be applied to the first and last months' rent.

         4. TAXES AND ASSESSMENTS. Landlord does hereby covenant and agree that it will pay, or cause to be paid promptly when due and payable, all real property taxes or assessments, special or otherwise that may be levied or assessed on the leased premises during the term of this Lease Agreement. Tenant does hereby covenant and agree that it will pay, or cause to be paid, promptly when due and payable, all personal property taxes that may be levied or assessed on any personal property which Tenant shall maintain or locate in the leased premises.

         5. INDEMNIFICATION AND INSURANCE. The Tenant does hereby covenant and agree that it will protect, indemnify and keep and save harmless Landlord against and from any and all loss, cost, damage or expense arising out of any accident or other occurrence causing injury to any person or property whomsoever or whatsoever and due directly to the use or occupation of the leased premises by tenant or any person or persons holding or occupying under Tenant and will at all time maintain public liability and property damage insurance in any amount not less than One Million Dollars

($1,000,000) for damages resulting from any one occurrence. The Landlord shall be named as an additional insured with respect to said policies of insurance and the Tenant shall furnish to Landlord on request certificate of insurance evidencing compliance with the preceding requirements.

         6. USE OF PREMISES. Except as Landlord and Tenant may otherwise agree, in writing, the leased premises shall be occupied and used only by the tenant and its employees.

         7. QUIET ENJOYMENT. Landlord does hereby covenant and agree that Tenant shall, contingent upon the Tenant's compliance with the terms and conditions of this Lease Agreement, quietly and peaceably hold, possess, and enjoy the leased premises for the full term of this Lease Agreement, without let or hindrance from the Landlord or any person claiming by, through or under Landlord, and the Landlord will defend the title to the leased premises and the use, possession and occupancy of the same by Tenant against the lawful claims of all persons whomsoever, except those claiming by, through or under the Tenant.

         8. UTILITIES. Tenant does hereby covenant and agree that it will pay for the following utilities used or consumed on said premises during the term of this Lease Agreement: electricity, gas or heat and phone.

         9. MAINTENANCE AND REPAIRS. Landlord does hereby covenant and agree to maintain the plumbing, heating, electricity (Tenant responsible for changing light bulbs) and air conditioning systems wherever located in subject building, and the exterior of the leased premises, including landscaping and parking areas, and to keep them clean and reasonably free from ice and snow, and to maintain the common areas of the building wherein the leased premises are located. Tenant is responsible for maintenance of sidewalk Landlord shall repair any defect in the building, the building site or the premises caused by the negligence of Landlord. Landlord shall not be liable for failure nor delay in furnishing any of the aforesaid services due to any cause beyond its reasonable control, but the Landlord shall make all reasonable efforts to have such services restored or provided as expeditiously as may be practical. Tenant understands and agrees that it will be solely responsible for providing janitorial services and Landlord will be responsible for refuse collection for the leased premises.

        10. ASSIGNMENT. Tenant does hereby covenant and agree that it will not assign this Lease Agreement or sublet the leased premises, or any portion thereof, without in each case first obtaining the written consent thereto of Landlord.

        11. FIRE AND DESTRUCTION. If the leased premises or any part thereof shall be damaged or destroyed by fire, tornado, or the elements, or other casualty during the term of this Lease Agreement, or any extension thereof, Landlord shall, with due diligence, proceed to restore and repair the said damage: provided, however, if such damage, repairing or restoring of the leased premises shall cause the leased premises to be untenantable, then rent shall abate entirely until the leased premises are again tenantable. If only a portion of the leased premises is untenantable, then rent shall abate and be prorated as to the portion made untenantable.

        12. CONDEMNATION. In the event that the leased premises, or a material part thereof, be appropriated by some corporation having the power of eminent domain, or be conveyed by the parties hereto to avoid condemnation proceedings, Tenant shall have the right, at its option, if, in the reasonable exercise of its discretion, the premises remaining are no longer adequate for its needs to cancel and terminate this Lease Agreement. Any award in such condemnation proceeding shall be the sole property of the Landlord; provided always, that Tenant may remain a party to such proceeding to put forward any claims it may have for special damages relating to the removal of trade fixtures and interruption of business. Any amount awarded for such purpose shall be the sole property of Tenant.

         13. INSTALLATION OF TRADE FIXTURES. The Tenant shall have the right from time to time during the term of the Lease Agreement to install such fixtures and such interior decoration and make such alterations in and to the interior of the leased premises as its business may reasonably require, but shall make no structural changes therein or any changes whatsoever to the exterior of the leased premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. All permanent alterations made or installed by the Tenant in the leased premises shall, upon termination of this Lease Agreement, become the property of the Landlord; provided, however, that readily movable attachments and fixtures such as portable partitions, furniture, office equipment and other personal property installed by the Tenant may be removed by the Tenant upon termination of this Lease Agreement, irrespective of the manner in which they may be attached to the leased premises, provided that the Tenant shall at its own cost and expense, repair any damage occasioned by such removal.

         14. NOTICES. All notices to be given hereunder shall be sent by United States registered mail, return receipt requested, and the registering and depositing of any such notice in the United States Post Office, postage prepaid, shall be deemed as good and legal service of such notice. Notices to landlord shall be addressed to Landlord at 2881 Hidden View Dr., Caledonia, MI 49316 or such other address as shall from time to time be furnished to Tenant by Landlord in writing. Notices to Tenant shall be addressed to Tenant at 5250 Northland Dr., Grand Rapids, MI 49525, or at such other address as shall from time to time be furnished by Tenant to Landlord in writing.

         15. REDELIVERY OF POSSESSION. Tenant does hereby covenant and agree that upon the termination of this Lease Agreement, whether by lapse of time or otherwise, it will deliver the leased premises and each and every part thereof, in the same condition as when taken except for ordinary wear and tear, damage by fire or other casualty, damage by the elements, and damage with respect to which it is the responsibility of the Landlord hereunder to repair.

         16. SUCCESSORS AND ASSIGNS. This Lease Agreement shall in ?? to the benefit of and be binding upon the parties hereto and their heirs, successors and assigns; provided, however, that the Tenant may not assign and/or sublet except as hereinabove provided.

         17. DEFAULT. If any payment of rent is not made within ten (10) days after due, a late charge in the amount of five percent (5%) of such amount shall be forthwith payable by Tenant.

         If Tenant defaults in the payment of any rent or any other sum which this Lease required him to pay, or in the performance or observance of any other obligation created by this Lease, Landlord may terminate this Lease by giving Tenant seven (7) days notice to quit said premises, which notice may be verbal, and if the default is not remedied within seven (7) after such notice, Landlord may repossess said premises and put out Tenant and all persons claiming under him. If this Lease is so terminated and said premises repossessed, Tenant will be liable to Landlord for loss of rent due to his breach of this lease as though he had abandoned said premises, plus any other sum recoverable by law for damage to said premises or for restoration to tenantable condition, and the expense of putting out Tenant and his personal property.

         18. IMPROVEMENTS. Landlord will repaint and clean carpet in both suites. All lighting fixtures will be in working order, Landlord will put an opening between units. Glass sidelights to be removed and drywalled. Door separating mortgage company to be installed

         19. OPTION TO RENEW. Provided that Tenant is not in default in the performance of this Lease. Tenant shall have the Option to Renew the Lease for two (2) additional one (1) year terms commencing at the expiration of the initial lease on the same terms and conditions contained herein, with a three percent (3%) increase each option. The option small be exercised by written notice given to Lessor not less than ninety (90) days prior to the expiration of the initial lease term. If notice is not given in the manner provided herein within the time specified, this option shall expire.

         IN WITNESS WHEREOF, the parties hereto have executed his Lease Agreement as of the date first above written.

WITNESSES                                     LANDLORD: VERSLUIS SHORELINE, LTD.



                                                  /s/ Darrel Herweyer
                                                      Darrel Herweyer, President

                                                      TENANT;

                                                      ROGUE RIVER SOFTWARE, INC.



                                                  /s/   Richard Berger
                                                        Richard Berger, Director